Exhibit 99.3

The information provided in this Exhibit is presented only in connection with the prospective reporting change described in the accompanying Current Report on Form 8-K. This information does not reflect events occurring after November 16, 2012, the date we filed our 2012 Form 10-K, or after May 8, 2013, the day we filed our last Quarterly Report on Form 10-Q, and does not modify or update the disclosures therein in any way. You should therefore read this information in conjunction with the 2012 Form 10-K and with our reports filed with the Securities and Exchange Commission after November 16, 2012.

Segment supplemental information for the quarter and six months ended March 30, 2013 and March 31, 2012

Financial Information – Segments (unaudited)

During TransDigm’s third quarter ending June 29, 2013, the Company changed its internal management and its reporting structure of financial information used to assess performance and allocate resources. The Company’s businesses are organized and managed in three reporting segments and, beginning with the Form 10-Q for the third quarter ending June 29, 2013, TransDigm will report three segments: Power & Control, Airframe and Non-aviation.

The Power & Control segment includes operations that primarily develop, produce and market systems and components that predominately provide power to or control power of the aircraft utilizing electronic, fluid, power and mechanical motion control technologies. Primary customers of this segment are engine and power system and subsystem suppliers, airlines, third party maintenance suppliers, military buying agencies and repair depots. Products are sold in the original equipment and aftermarket market channels.

The Airframe segment includes operations that primarily develop, produce and market systems and components that are used in non-power airframe applications utilizing airframe and cabin structure technologies. Primary customers of this segment are airframe manufacturers and cabin system suppliers and sub system suppliers, airlines, third party maintenance suppliers, military buying agencies and repair depots. Products are sold in the original equipment and aftermarket market channels.

The Non-aviation segment includes operations that primarily develop, produce and market products for non-aviation markets. Primary customers of this segment are off road vehicle suppliers and sub system suppliers, child restraint system suppliers, satellite and space system suppliers and fueling system components primarily for the mining industry.

The primary measurement used by management to review and assess the operating performance of each segment is EBITDA As Defined. The Company defines EBITDA As Defined as earnings before interest, taxes, depreciation and amortization plus certain non-operating items including refinancing costs, acquisition-related costs, transaction-related costs and non-cash compensation charges incurred in connection with the Company’s stock option plans. Acquisition-related costs represent accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into the Company’s operations, facility relocation costs and other acquisition-related costs; transaction related costs comprising deal fees; legal, financial and tax diligence expenses and valuation costs that are required to be expensed as incurred and other acquisition accounting adjustments.

“EBITDA As Defined” is not a measurement of financial performance under accounting principles generally accepted in the United States of America (“GAAP”). Although we use EBITDA As Defined to assess the performance of our business and for various other purposes, the use of this non-GAAP financial measure as an analytical tool has limitations, and you should not consider it in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP.

The Company’s segments are reported on the same basis used internally for evaluating performance and for allocating resources. The accounting policies for each segment are the same as those described in the summary of significant accounting policies in the Company’s consolidated financial statements. Intersegment sales and transfers are recorded at values based on market prices, which creates intercompany profit on intersegment sales or transfers that is eliminated in consolidation. Intersegment sales were insignificant for the periods presented below.

The following table presents net sales by reportable segment (in thousands):

	Thirteen Week Period Ended		Twenty-Six Week Period Ended
	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012
Net sales to external customers
Power & Control	$203,998	$191,448	$397,874	$367,671
Airframe	236,310	$212,921	451,230	381,027
Non-aviation	25,301	19,100	46,923	27,244

	$465,609	$423,469	$896,027	$775,942

The following table reconciles EBITDA As Defined by segment to consolidated income from continuing operations before income taxes (in thousands):

	Thirteen Week Period Ended		Twenty-Six Week Period Ended
	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012
EBITDA As Defined
Power & Control	$109,196	$98,985	$212,315	$192,535
Airframe	110,635	104,433	209,441	186,642
Non-aviation	5,761	6,447	10,195	10,324

Total segment EBITDA As Defined	225,592	209,865	431,951	389,501
Unallocated corporate expenses	6,320	6,757	11,783	12,245

Total Company EBITDA As Defined	219,272	203,108	420,168	377,256

Depreciation and amortization	16,321	15,247	33,773	33,029
Interest expense—net	64,094	52,300	126,970	101,361
Acquisition-related costs	1,708	5,747	5,175	13,199
Stock option expense	7,131	4,887	14,262	8,535
Refinancing costs	30,281	—	30,281	—

Income from continuing operations before income taxes	$99,737	$124,927	$209,707	$221,132

Management’s Discussion and Analysis of Results of Operations – Segments

The following discussion of the Company’s financial condition and results of operations should be read together with TD Group’s consolidated financial statements and the related notes included in the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 8, 2013. References in this section to “TransDigm,” “the Company,” “we,” “us,” “our,” and similar references refer to TD Group, TransDigm Inc. and TransDigm Inc.’s subsidiaries, unless the context otherwise indicates. The following discussion may contain predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties, including those discussed in this report. These risks could cause our actual results to differ materially from any future performance suggested below.

Non-GAAP Financial Measures

We present below certain financial information based on our EBITDA and EBITDA As Defined. References to “EBITDA” mean earnings before interest, taxes, depreciation and amortization, and references to “EBITDA As Defined” mean EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliations of net income to EBITDA and EBITDA As Defined and the reconciliations of net cash provided by operating activities to EBITDA and EBITDA As Defined presented below.

Neither EBITDA nor EBITDA As Defined is a measurement of financial performance under accounting principles generally accepted in the United States of America (“GAAP”). We present EBITDA and EBITDA As Defined because we believe they are useful indicators for evaluating operating performance and liquidity.

Our management believes that EBITDA and EBITDA As Defined are useful as indicators of liquidity because securities analysts, investors, rating agencies and others use EBITDA to evaluate a company’s ability to incur and service debt. In addition, EBITDA As Defined is useful to investors because our revolving credit facility under our senior secured credit facility requires compliance, on a pro forma basis, with a financial covenant that measures the ratio of the amount of our secured indebtedness to the amount of our Consolidated EBITDA defined in the same manner as we define EBITDA As Defined herein. This financial covenant is a material term of our senior secured credit facility as the failure to comply with such financial covenant could result in an event of default in respect of the revolving credit facility (and such an event of default could, in turn, result in an event of default under the indentures governing our 7 3/4% Senior Subordinated Notes and 5 1/2% Senior Subordinated Notes).

In addition to the above, our management uses EBITDA As Defined to review and assess the performance of the management team in connection with employee incentive programs and to prepare its annual budget and financial projections. Moreover, our management uses EBITDA As Defined to evaluate acquisitions.

Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of these non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

•	neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements necessary to service interest payments, on our indebtedness;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

•	the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

•	neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

•	EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

Because of these limitations, EBITDA and EBITDA As Defined should not be considered as measures of discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by not viewing EBITDA or EBITDA As Defined in isolation and specifically by using other GAAP measures, such as net income, net sales and operating profit, to measure our operating performance. Neither EBITDA nor EBITDA As Defined is a measurement of financial performance under GAAP, and neither should be considered as an alternative to net income or cash flow from operations determined in accordance with GAAP. Our calculation of EBITDA and EBITDA As Defined may not be comparable to the calculation of similarly titled measures reported by other companies.

The following table sets forth a reconciliation of net income to EBITDA and EBITDA As Defined (in thousands):

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012
	(in thousands)		(in thousands)
Net income	$67,937	$81,552	$142,107	$146,657
Adjustments:
Depreciation and amortization expense	16,321	15,247	33,773	33,029
Interest expense, net	64,094	52,300	126,970	101,361
Income tax provision	31,800	43,375	67,600	74,475

EBITDA	180,152	192,474	370,450	355,522
Adjustments:
Inventory purchase accounting adjustments(1)	—	5,308	890	8,459
Acquisition integration costs(2)	1,027	832	2,946	3,384
Acquisition transaction-related expenses(3)	681	2,399	1,339	4,148
Other acquisition accounting adjustments	—	(2,792)	—	(2,792)
Non-cash compensation costs(4)	7,131	4,887	14,262	8,535
Refinancing costs(5)	30,281	—	30,281	—

EBITDA As Defined	$219,272	$203,108	$420,168	$377,256

(1)	Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold.
(2)	Represents costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs.
(3)	Represents transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.
(4)	Represents the compensation expense recognized by TD Group under our stock option plans.

(5)	Represents debt issue costs expensed in conjunction with the refinancing of our 2010 Credit Facility and 2011 Credit Facility in February 2013.

The following table sets forth a reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined (in thousands):

	Twenty-Six Week Period Ended
	March 30, 2013	March 31, 2012
	(in thousands)
Net Cash Provided by Operating Activities	$197,289	$164,962
Adjustments:
Changes in assets and liabilities, net of effects from acquisitions of businesses	(4,462)	1,299
Interest expense, net (1)	120,004	95,620
Income tax provision—current	62,118	77,945
Non-cash equity compensation(2)	(14,262)	(8,535)
Excess tax benefit from exercise of stock options	40,044	24,231
Refinancing costs (6)	(30,281)	—

EBITDA	370,450	355,522
Adjustments:
Inventory purchase accounting adjustments(3)	890	8,459
Acquisition integration costs (4)	2,946	3,384
Acquisition transaction-related expenses (5)	1,339	4,148
Other acquisition related expenses	—	(2,792)
Stock option expense (2)	14,262	8,535
Refinancing costs (6)	30,281	—

EBITDA As Defined	$420,168	$377,256

(1)	Represents interest expense excluding the amortization of debt issue costs and note premium and discount.
(2)	Represents the compensation expense recognized by TD Group under our stock option plans.
(3)	Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold.
(4)	Represents costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs.
(5)	Represents transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.
(6)	Represents debt issue costs expensed in conjunction with the refinancing of our 2010 Credit Facility and 2011 Credit Facility in February 2013.

Thirteen week period ended March 30, 2013 compared with the thirteen week period ended March 31, 2012

Segment Net Sales. Net sales by segment for the thirteen week periods ended March 30, 2013 and March 31, 2012 as follows (amounts in millions):

	Thirteen Week Periods Ended
	March 30, 2013	% of Sales	March 31, 2012	% of Sales	Change	% Change
Power & Control	$204.0	43.8%	$191.4	45.2%	$12.6	6.6%
Airframe	236.3	50.8%	212.9	50.3%	23.4	11.0%
Non-aviation	25.3	5.4%	19.2	4.5%	6.1	31.8%

	$465.6	100.0%	$423.5	100.0%	$42.1	9.9%

Net sales for the Power & Control segment increased $12.6 million, or 6.6%, to $204.0 million for the quarter ended March 30, 2013 compared to $191.4 million for the quarter ended March 31, 2012. Acquisition sales totaled $2.8 million, or an increase of 1.5%, resulting from the acquisition of Aero-Instruments Co., LLC (“Aero-Instruments”) in fiscal 2012. Acquisition sales represent sales of acquired businesses for the period up to one year subsequent to their acquisition dates. Organic sales growth of $9.8 million, or an increase of 5.1%, was primarily due to an increase in commercial OEM sales of $2.9 million, or an increase of 8.2%, an increase in commercial aftermarket sales of $4.0 million, or an increase of 2.4%, and an increase in defense sales of $3.4 million, or an increase of 4.7%. Commercial OEM sales for the quarter ended March 30, 2013 were favorably impacted primarily by commercial transport sales. Defense sales for the quarter ended March 30, 2013 were favorably impacted by a strong defense aftermarket.

Net sales for the Airframe segment increased $23.4 million, or 11.0%, to $236.3 million for the quarter ended March 30, 2013 compared to $212.9 million for the quarter ended March 31, 2012. Acquisition sales totaled $25.7 million, or an increase of 12.1%, resulting from the acquisition of AmSafe Global Holdings, Inc. (“AmSafe”) in fiscal 2012. Sales in the second quarter of fiscal 2012 reflect the impact of the OEM retroactive contract pricing adjustment of approximately $6 million. The quarter ended March 31, 2012 also reflects sales of $4.9 million related to the AmSafe distribution business, which was acquired as part of AmSafe on February 15, 2012 and sold on August 16, 2012. Taking into account the impact of the prior year OEM retroactive contract pricing adjustment and sales related to the AmSafe distribution business, organic sales growth was $8.6 million when compared to the quarter ended March 31, 2012. The organic sales increase was primarily due to an increase in commercial OEM sales of $12.5 million, or an increase of 14.5%, an increase in defense sales of $3.4 million, or an increase of 13.4%, offset by a decrease in commercial aftermarket sales of $7.3 million, or a decrease of 8.2%.

Net sales for the Non-aviation segment increased $6.1 million, or 31.8%, to $25.3 million for the quarter ended March 30, 2013 compared to $19.2 million for the quarter ended March 31, 2012. The increase in net sales for the Non-aviation segment was primarily due to acquisition sales relating to the non-aviation business of AmSafe acquired in fiscal 2012.

EBITDA As Defined. EBITDA As Defined by segment for the thirteen week periods ended March 30, 2013 and March 31, 2012 were as follows (amounts in millions):

	Thirteen Week Periods Ended
	March 30, 2013	% of Segment Sales	March 31, 2012	% of Segment Sales	Change	% Change
Power & Control	$109.2	53.5%	$99.0	51.7%	$10.2	10.3%
Airframe	110.6	46.8%	104.4	49.0%	6.2	5.9%
Non-aviation	5.8	22.8%	6.4	33.8%	(0.6)	-9.4%

	$225.6	48.5%	$209.8	49.5%	$15.8	7.5%

EBITDA As Defined for the Power & Control segment increased $10.2 million, or 10.3%, to $109.2 million for the quarter ended March 30, 2013 compared to $99.0 million for the quarter ended March 31, 2012. EBITDA As Defined from the acquisition of Aero-Instruments was approximately $1 million for the quarter ended March 30, 2013. Organic EBITDA As Defined growth of approximately $9 million was due to the organic sales increase noted above, application of our three core value-driven operating strategies, and positive leverage on our fixed overhead costs spread over a higher production volume, partially offset by unfavorable OEM versus aftermarket sales mix.

EBITDA As Defined for the Airframe segment increased $6.2, or 5.9%, to $110.6 million for the quarter ended March 30, 2013 compared to $104.4 million for the quarter ended March 31, 2012. EBITDA As Defined from the acquisition of AmSafe was approximately $11 million for the quarter ended March 30, 2013, which represented EBITDA As Defined of approximately 42% of the acquisition sales. Taking into account the impact of the prior year OEM retroactive contract pricing adjustment of approximately $6 million, organic EBITDA As Defined increased approximately $1 million. The organic EBITDA As Defined growth was due to the organic sales increase noted above, application of our three core value-driven operating strategies and positive leverage on our fixed overhead costs spread over a higher production volume, substantially offset by unfavorable OEM versus aftermarket sales mix.

EBITDA As Defined for the Non-aviation segment decreased $0.6 million, or 9.4%, to $5.8 million for the quarter ended March 30, 2013 compared to $6.4 million for the quarter ended March 31, 2012. EBITDA As Defined from the acquisition of AmSafe was approximately $1.3 million for the quarter ended March 30, 2013. Organic EBITDA declined $0.6 million due to the mix of products sold in the non-aviation markets. The decrease in EBITDA As Defined margin as a percentage of sales was primarily due to the lower margin non-aviation business acquired as part of AmSafe in fiscal 2012.

Twenty-six week period ended March 30, 2013 compared with the twenty-six week period ended March 31, 2012

Segment Net Sales. Net sales by segment for the twenty-six week periods ended March 30, 2013 and March 31, 2012 as follows (amounts in millions):

	Twenty-Six Week Periods Ended
	March 30, 2013	% of Sales	March 31, 2012	% of Sales	Change	% Change
Power & Control	$397.9	44.4%	$367.6	47.4%	$30.3	8.2%
Airframe	451.2	50.4%	381.0	49.1%	70.2	18.4%
Non-aviation	46.9	5.2%	27.3	3.5%	19.6	71.8%

	$896.0	100.0%	$775.9	100.0%	$120.1	15.5%

Net sales for the Power & Control segment increased $30.3 million, or 8.2%, to $397.9 million for the twenty-six week period ended March 30, 2013 compared to $367.6 million for the twenty-six week period ended March 31, 2012. Acquisition sales totaled $13.9 million, or an increase of 3.8%, resulting from the acquisitions of Harco Laboratories, Incorporated (“Harco”) and Aero-Instruments Co., LLC (“Aero-Instruments”) in fiscal 2012. Organic sales growth of $16.4 million, or an increase of 4.4%, was primarily due to an increase in commercial OEM sales of $5.8 million, or an increase of 8.9%, an increase in commercial aftermarket sales of $7.3 million, or an increase of 2.3%, and an increase in defense sales of $5.3 million, or an increase of 3.8%. Commercial OEM sales for the twenty-six week period ended March 30, 2013 were impacted by all OEM commercial channels. Defense sales for the twenty-six week period ended March 30, 2013 were favorably impacted by a strong defense aftermarket.

Net Sales for the Airframe segment increased $70.2 million, or 18.4%, to $451.2 million for the twenty-six week period ended March 30, 2013 compared to $381.0 million for the twenty-six week period ended March 31, 2012. Acquisition sales totaled $73.0 million, or an increase of 19.2%, resulting from the acquisition of AmSafe in fiscal 2012. Sales during the twenty-six week period ended March 31, 2012 reflect the impact of the OEM retroactive contract pricing adjustment of approximately $11 million. The twenty-six week period ended March 31, 2012 also reflects sales of $4.9 million related to the AmSafe distribution business, which was acquired as part of AmSafe on February 15, 2012 and sold on August 16, 2012. Taking into account the impact of the prior year OEM retroactive contract pricing adjustment and sales related to the AmSafe distribution business, organic sales growth was $13.1 million when compared to the twenty-six week period ended March 31, 2012. The organic sales increase was primarily due to an increase in commercial OEM sales of $19.6 million, or an increase of 12.6%, and an increase in defense sales of $4.2 million, or an increase of 8.8%, offset by a decrease in commercial aftermarket sales of $10.9 million, or a decrease of 6.9%.

Net sales for the Non-aviation segment increased $19.6 million, or 71.8%, to $46.9 million for the twenty-six week period ended March 30, 2013 compared to $27.3 million for the twenty-six week period ended March 31, 2012. The increase in net sales for the Non-aviation segment is primarily due to acquisition sales relating to the non-aviation business of AmSafe acquired in fiscal 2012.

EBITDA As Defined. EBITDA As Defined by segment for the twenty-six week periods ended March 30, 2013 and March 31, 2012 were as follows (amounts in millions):

	Twenty-Six Week Periods Ended
	March 30, 2013	% of Segment Sales	March 31, 2012	% of Segment Sales	Change	% Change
Power & Control	$212.3	53.4%	$192.6	52.3%	$19.7	10.2%
Airframe	209.4	46.4%	186.6	49.0%	22.8	12.2%
Non-aviation	10.3	22.0%	10.3	37.6%	—	—

	$432.0	48.2%	$389.5	50.2%	$42.5	10.9%

EBITDA As Defined for the Power & Control segment increased $19.7 million, or 10.2%, to $212.3 million for the twenty-six week period ended March 30, 2013 compared to $192.6 million for the twenty-six week period ended March 31, 2012. EBITDA As Defined from the acquisitions of Aero-Instruments and Harco was approximately $6 million for the twenty-six week period ended March 30, 2013, which represented EBITDA As Defined of approximately 41% of the acquisition sales. Organic EBITDA As Defined growth of approximately $14 million was due to the organic sales increase noted above, application of our three core value-driven operating strategies, and positive leverage on our fixed overhead costs spread over a higher production volume, partially offset by unfavorable OEM versus aftermarket sales mix.

EBITDA as Defined for the Airframe segment increased $22.8 million, or 12.2%, to $209.4 million for the twenty-six week period ended March 30, 2013 compared to $186.6 million for the twenty-six week period ended March 31, 2012. EBITDA As Defined from the acquisition of AmSafe was approximately $29 million for the twenty-six week period ended March 30, 2013, which represented EBITDA As Defined of approximately 40% of the acquisition sales. Taking into account the impact of the prior year OEM retroactive contract pricing adjustment of approximately $11 million, organic EBITDA As Defined increased approximately $5 million. The organic EBITDA As Defined growth was due to the organic sales increased noted above, application of our three core value-driven operating strategies and positive leverage on our fixed overhead costs spread over a higher production volume, partially offset by unfavorable OEM versus aftermarket sales mix.

EBITDA As Defined for the Non-aviation segment was $10.3 million for the twenty-six week period ended March 30, 2013 and the twenty-six week period ended March 31, 2012. EBITDA As Defined from the acquisition of AmSafe was approximately $2.6 million for the twenty-six week period ended March 30, 2013. Organic EBITDA declined $2.5 million due to the mix of products sold in the non-aviation markets. The decrease in EBITDA As Defined margin as a percentage of sales was primarily due to the lower margin non-aviation business acquired as part of AmSafe in fiscal 2012.